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                                                                    Exhibit 11.1

              AFFILIATED COMPUTER SERVICES, INC. AND SUBSIDIARIES
        Computation of Earnings Per Common and Common Equivalent Share
                     (in thousands except per share data)

                                                    Three Months Ended   Six Months Ended
                                                        December 31,        December 31,
                                                    ------------------- -------------------
                                                        1996      1995      1996      1995
                                                    --------- --------- --------- ---------
NET INCOME                                          $   9,130 $   5,072 $  17,663 $  10,733
                                                    ========= ========= ========= =========
PRIMARY

Weighted average number of shares outstanding          35,474    26,798    35,434    26,724

Additional weighted average shares from assumed
    exercise of dilutive stock options and
    warrants, net of shares assumed to be
    repurchased with exercise proceeds                  1,103       728     1,081       718

Additional weighted average shares from assumed
    issuance of shares issuable from acquisitions        --         130      --         130
                                                    --------- --------- --------- ---------
                                                       36,577    27,656    36,515    27,572
                                                    ========= ========= ========= =========

Earnings per share                                  $    0.25 $    0.18 $    0.48 $    0.39
                                                    ========= ========= ========= =========
FULLY DILUTED

Weighted average number of shares outstanding          35,474    26,798    35,434    26,724

Additional weighted average shares from assumed
    exercise of dilutive stock options and
    warrants, net of shares assumed to be
    repurchased with exercise proceeds                  1,130       852     1,154       888

Additional weighted average shares from assumed
    issuance of shares issuable from acquisition         --         130      --         130

Additional weighted average shares from assumed
    conversion of preferred stock                        --          58      --          58
                                                    --------- --------- --------- ---------
                                                       36,604    27,838    36,588    27,800
                                                    ========= ========= ========= =========

Earnings per share (fully diluted):                 $    0.25 $    0.18 $    0.48 $    0.39
                                                    ========= ========= ========= =========
